Exhibit 16.1

February 18, 2019

U.S. Securities and Exchange Commsiion
Office of the Chief Accountant
100 F. Street, N.E.
Washington, DC 20549

Re: Judo Capital Corp..

File No: 000-54953

Dear Sir or Madam:

We have read statements under item 4.01 in the Form 8-K dated February 18, 2019, of Judo Capital Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/MaloneBailey, LLP
www.malonebailey.com
Houston, TX